NEWS RELEASE for October 16, 2009 at 10:00AM Eastern Time

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com

PALOMAR TO COMMERCIALIZE FDA CLEARED OVER-THE-COUNTER HOME USE WRINKLE TREATMENT LASER DEVICE WITHOUT JOHNSON & JOHNSON

        BURLINGTON, MA (October 16, 2009) … Palomar Medical Technologies Inc. (Nasdaq:PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced the termination of its agreement with Johnson & Johnson Consumer Companies Inc (“JJCC”), a Johnson & Johnson company, to develop, clinically test and commercialize home-use, light-based devices for (i) reducing or reshaping body fat including cellulite; (ii) reducing appearance of skin aging; and (iii) reducing or preventing acne. Despite Palomar having met all of its deliverables under the agreement, JJCC terminated the agreement referencing the current unfavorable economic conditions as the reason for its decision. With this decision, JJCC avoids having to make a large commercialization payment to Palomar and avoids having to commit to the significant level of funding required to successfully launch a new product into the mass market. Upon termination of the agreement, JJCC’s license to Palomar technology was terminated and all technology and intellectual property rights related to light-based devices developed under the agreement were assigned to Palomar. JJCC is also precluded from further development or commercialization of the light-based devices developed under the agreement.

        Palomar will continue with the commercialization of the light-based devices developed under the agreement. In June 2009, Palomar was the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows this wrinkle treatment device to be marketed and sold directly to consumers without a prescription. This consumer wrinkle treatment device was developed by Palomar and completed together with JJCC. Designed specifically for use in the home and based on years of research and clinical testing, this consumer device represents a major breakthrough in the aesthetic device industry.

        In order to achieve FDA clearance, numerous clinical studies with hundreds of subjects and thousands of treatments were conducted. These studies demonstrated that the laser-based device delivers comfortable, effective, skin and eye safe wrinkle treatment around the eyes.

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        Commenting on this development, Palomar Chief Executive Officer Joseph P. Caruso said, “We have developed game changing technology in the consumer area. Over the past few years we have developed advanced patented technology that allows us to penetrate the home market. Wrinkle treatments using OTC products are a multi-billion dollar market opportunity and we plan on entering that market with our products during the second half of next year. The current economic climate does not warrant a large scale investment in a mass market launch at this time. Therefore, we have adjusted our launch plans to be more in line with current economic conditions. In the short-term, our goal is to establish our consumer products in the market using certain specialty channels and gather the valuable information needed to fully execute our long-term strategy of a full mass market launch. Our long-term goal remains the same; to tap into the mass market using our patented technology in a number of key areas with multiple product offerings and multiple channels worldwide”.

        Mr. Caruso continued, “We believe that light-based anti-aging applications will one day be an ordinary and necessary part of maintaining a healthy appearance done in the privacy and convenience of the home. We were fortunate to have advanced this technology with the help of a partner who invested significant resources along the way in research, development, clinical testing, consumer testing, and patent protection that will make this a reality and ensure that Palomar maintains a leadership position in this innovative technology. We envision a strong market for this OTC device and an increase in consumer awareness that will help drive growth in our professional business.”

        For more information, please see Exhibit 99.1 to a Current Report on Form 8-K filed today.

        About Palomar Medical Technologies Inc: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home use, laser device for the treatment of periorbital wrinkles. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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        This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on the Company’s current expectations, plans, intentions, beliefs or predictions. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, including patent infringement lawsuits, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2008 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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